UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 15, 2016

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2016, IRIDEX Corporation (the “Company”) and Ronald Steckel, the Company’s former Vice President, Operations, entered into a Confidential Separation Agreement and Release of All Claims (the “Separation Agreement”).

Pursuant to the Separation Agreement, the Company agreed to pay Mr. Steckel (i) cash in an amount equal to six months’ of his base salary (equal to approximately $138,000), (ii) cash in an amount equal to the value of 10,000 shares of the Company’s common stock based on the closing price of the Company’s common stock on the NASDAQ Stock Market on June 3, 2016 (equal to approximately $136,000), and (iii) approximately $29,000 in cash to reimburse Mr. Steckel for twelve months’ of health coverage, in each case subject to Mr. Steckel executing and not revoking the Separation Agreement.  The Separation Agreement contains a mutual release of claims between the Company and Mr. Steckel relating to Mr. Steckel’s employment with the Company.

The foregoing summary of the terms of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Confidential Separation Agreement and Release of All Claims dated as of June 15, 2016 by and between the Company and Ronald Steckel

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ WILLIAM M. MOORE
William M. Moore President and Chief Executive Officer

Date: June 21, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Confidential Separation Agreement and Release of All Claims dated as of June 15, 2016 by and between the Company and Ronald Steckel